EXHIBIT 10.37

SEPARATION AGREEMENT

This Separation Agreement (hereinafter the “Agreement”) is made between Joanne Swartz  (hereinafter “Ms. Swartz”) an individual, on behalf of herself and her heirs and representatives, and Stage Stores, Inc., a Nevada corporation, including its officers, directors, members, employees, affiliates, agents, subsidiaries, attorneys, benefit plans and plan administrators, joint ventures, successors and/or assigns (hereinafter collectively referred to as “Stage”).  Ms. Swartz and Stage are collectively referred to in this Agreement as the “Parties”.

In consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ms. Swartz and Stage, intending to be legally bound, agree as follows:

1.           Employment Agreement.  Ms. Swartz and Stage are parties to an Employment Agreement dated April 11, 2011 (the “Employment Agreement”).  Terms not otherwise defined in this Agreement shall have the definitions given to them in the Employment Agreement.

2.           Nature of Release.  This Agreement terminates the Employment Agreement and resolves all past, pending, threatened, or possible claims, if any there be, arising under any state,  federal or other law by Ms. Swartz, her heirs and assigns and any derivative claims against Stage, its parent, subsidiaries, related companies, or any Stage related entity or its current and/or former officers, directors, members, attorneys, agents and employees, arising out of the Employment Agreement, any other agreement to which Ms. Swartz and Stage are parties (other than as described in Section 21 or specifically elsewhere herein), or any other terms or conditions of Ms. Swartz’s employment with Stage.

3.           Employment.  Ms. Swartz acknowledges that her employment with Stage will terminate of her own voluntary action effective January 2, 2012 (the “Separation Date”).  The execution of this Agreement by Ms. Swartz shall evidence Ms. Swartz’s resignation from her capacities as Executive Vice President, Sales Promotion and Marketing of Stage Stores Inc. as of the Separation Date.

4.           Confidentiality of this Agreement.  Ms. Swartz agrees she will maintain the terms of this Agreement in confidence in all circumstances and that she will only apprise her immediate family and her chosen accountant and/or legal representative to the extent necessary to perform services of the terms and conditions of this Agreement except as it is necessary in the enforcement of this Agreement.  Ms. Swartz shall also advise any member of her immediate family and her chosen accountant and/or legal representative who is apprised of the terms of this Agreement of the confidential nature of that information, and any disclosure of the information by one of those individuals to third parties shall be considered a breach of this Agreement by Ms. Swartz and have the same consequences.  Notwithstanding the foregoing, Ms. Swartz acknowledges that, if required, this Agreement will be filed by Stage with the Securities and Exchange Commission.

5.           Non-Admission.  The Parties acknowledge that this Agreement evidences their mutual agreement regarding Ms. Swartz’s voluntary termination of their employment relationship and is not an admission of any wrongdoing or liability on the part of Stage or Ms. Swartz.

6.           Texas Contract.  The Parties agree that this Agreement constitutes a contract to be governed by the laws of the State of Texas without regard to the laws of any other location.  The Parties agree that they shall be subject to Texas jurisdiction (including, as applicable, either a Texas state or federal court in Harris County, Texas or a duly appointed arbitrator) for any action to enforce this Agreement or to remedy any breach of this Agreement.

7.           Health Insurance.  Provided Ms. Swartz is eligible for and timely exercises  her election for COBRA coverage, Stage will pay the full premium for Ms. Swartz’ and her three (3) children’s COBRA coverage for the first twelve months following execution of this agreement.  Ms. Swartz will be responsible for the payment of COBRA premiums for the remainder of the COBRA period following the initial twelve months.

8.           Life Insurance.  Ms. Swartz’s life insurance coverage through Stage will end at 12:01 a.m. local time on January 2, 2012.  Conversion options are available and will be made known to her through the insurance carrier.

9.           Termination Payments.  Exclusive of any other consideration or benefit to Ms. Swartz set forth in this Agreement, in consideration of the agreements made herein and as set forth in Sections 4.3.1 and 4.3.2 of the Employment Agreement, Stage agrees to pay Ms. Swartz the following amounts, in each case less applicable payroll taxes, withholding and other deductions, which may be required to be withheld under any provision of applicable laws, agreements or as otherwise requested by Ms. Swartz:

(a)
$517,599.03, representing one full year’s salary and one full year’s bonus target amount, which shall be paid to Ms. Swartz in twenty six (26) equal installments on Stage’s regular bi-weekly paydays, commencing with the first regular payday that occurs eight (8) days after Ms. Swartz returns this executed Agreement to Stage (provided she executes this agreement on or before January 23, 2012), and

(b)
Any Incentive Compensation for Stage’s 2011 fiscal year prorated for 48 completed weeks out of 52 weeks, for which Stage’s Board of Directors determines Ms. Swartz is entitled, which shall be paid to Ms. Swartz in a lump sum on or before March 29, 2012.

For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Ms. Swartz is entitled under this Agreement shall be treated as a separate payment within the meaning of Section 409A.  In addition, any series of installment payments under this Agreement, including the payments set forth in Section 9(a), shall be treated as a right to a series of separate payments under Section 409A, including Treas. Reg. Section 1.409A-2(b)(2)(iii).

10.           Arbitration.  The Parties acknowledge that their employment relationship and this Agreement relate to interstate commerce and agree that any disputes, claims or controversies between them which may arise out of their employment relationship and/or this Agreement shall be settled by arbitration.  Any arbitration shall be in accordance with the Rules of the American

Arbitration Association governing individual employee agreements and shall be undertaken pursuant to the Federal Arbitration Act.  Arbitration will be held before a single arbitrator in Harris County, Texas unless the Parties mutually agree on another location.  The decision of the arbitrator will be enforceable in any court of competent jurisdiction.  The arbitrator may award costs and attorneys’ fees in connection with the arbitration to the prevailing party; however, in the arbitrator’s discretion, each party may be ordered to bear that party’s own costs and attorneys’ fees to the extent a court of competent jurisdiction would have such discretion.  The Parties agree that the arbitrator shall have the authority to award all legal and equitable relief that could be awarded by a court of competent jurisdiction; however, nothing in this Agreement to arbitrate shall preclude Stage from obtaining injunctive relief or other equitable relief from a court of competent jurisdiction prohibiting any on-going breaches of this Agreement by Ms. Swartz while the arbitration is pending.

11.           Return of Property.  Ms. Swartz shall deliver to Stage at 10201 Main Street, Houston, Texas 77025, Attention:  Chief Executive Officer, on or before the Separation Date, any and all property of Stage, including but not limited to keys, computers, credit cards, company car, documents (including Confidential Information as defined herein and as described in Section 14) and/or any other Stage property in Ms. Swartz’s possession or control.

12.           Taxes.  The Parties agree that all income and other applicable tax liabilities, if any (including excise taxes and assessed interest and penalties), related to this Agreement, are to be paid by the respective party.

13.           No Disparagement.  Ms. Swartz and Stage agree not to engage in any disruptive or disparaging activities, directly and/or indirectly, concerning each other.  This includes, but is not limited to, disparaging comments, correspondence or conversations with any and all persons; provided, however, this Section 13 shall not prevent either party from testifying truthfully if compelled to do so by subpoena, court order, or other legal process, after providing written notice to the other party.

14.           Confidential Information.  Ms. Swartz acknowledges that the information, observations and data obtained by her while employed by Stage concerning the business affairs of Stage (“Confidential Information”) are the property of Stage.  Ms. Swartz shall not disclose to any unauthorized person, or use for Ms. Swartz’s own purposes, any Confidential Information without the prior written consent of Stage’s Chief Executive Officer or its Board of Directors, unless and to the extent that the aforementioned matters become generally known to, and available for use by, the public other than as a result of Ms. Swartz’s acts or omissions.  Ms. Swartz shall deliver to Stage at 10201 Main Street, Houston, Texas 77025, Attention:  Chief Executive Officer, on or before the Separation Date, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (including any and all copies thereof) relating to or containing any portion of the Confidential Information, or relating to the business of Stage which she may then possess or have under her control.

15.           Protection of Confidential Information.  Ms. Swartz agrees that, due to her access to the Confidential Information, she would inevitably use and/or disclose that Confidential Information in breach of her confidentiality and non-disclosure obligations if she worked in certain capacities or engaged in certain activities for a period of time following her employment with Stage as an employee or consultant or on behalf of a Comparable Business in a position that involves (i) responsibility and decision-making authority or input at the executive level regarding any subject or responsibility, (ii) decision-making responsibility or input at any management level in Ms. Swartz’s individual area of assignment with Stage, or (iii) responsibility and decision-making authority or input that otherwise allows the use of the Confidential Information (collectively referred to as the “Restricted Occupation”).  Therefore, except with the prior written consent of Stage, for the period of two years from the Separation Date, Ms. Swartz agrees not to be employed by, consult for or otherwise act on behalf of any Comparable Business in any capacity in which she would be involved, directly or indirectly, in a Restricted Occupation.  As used in this Agreement, a “Comparable Business” means any business that (a) operates apparel stores in small markets (i.e., with populations of less than 50,000), and (b) operates a significant number of its apparel stores (25% or more of its total apparel stores) in 10,000-30,000 square foot formats, and (c) has sales in excess of $10 million per annum.  Ms. Swartz acknowledges that this commitment is intended to protect the Confidential Information and is not intended to be applied or interpreted as a covenant against competition.

16.           Non-Solicitation.  Ms. Swartz agrees that, for a period of two years from the Separation Date, she shall not directly or indirectly, on her own behalf or for any other person or entity, induce or attempt to induce any employee of Stage to leave the employ of Stage, hire any person who is an employee of Stage as of or immediately prior to the time of such hiring, or induce or attempt to induce any manufacturers’ representative, customer, supplier, licensee, agent or any other person or entity having a business relationship with Stage to cease doing business with or reduce the volume of its business with Stage.

17.           Damages; Attorney’s Fee.  Notwithstanding anything in Section 10, because of the difficulty of measuring economic losses to Stage as a result of any breach of this Agreement by Ms. Swartz, and because of the immediate and irreparable damage that could be caused to Stage by such a breach for which it would have no other remedy, Ms. Swartz agrees that Stage may enforce the provisions of this Agreement by injunctions and restraining orders against Ms. Swartz for such a breach in a court of competent jurisdiction pending arbitration, in addition to any other available relief at law or equity.  Also, should Ms. Swartz breach this Agreement, (i) any amounts paid by Stage to Ms. Swartz under Section 9 before the breach occurred must be refunded to Stage by Ms. Swartz within thirty (30) days of the breach. In any action to enforce this Agreement, the prevailing party shall be entitled to recover its costs and a reasonable attorney’s fee.

18.           Release.  As a material inducement to Stage to enter into this Agreement, Ms. Swartz hereby unconditionally releases and forever discharges Stage and each of its owners, predecessors, successors, assigns, agents, directors, officers, members, employees, representatives, attorneys, accountants, divisions, subsidiaries, affiliates, and all persons acting by, through, under or in concert with any of them for any and all charges, complaints, claims, liabilities, obligations, promises, agreement, controversies, damages, actions, causes of action, suits, rights, demands, cost, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including but not limited to rights under any and all federal, state or local laws prohibiting discrimination, breach of contract or public policy, wrongful or retaliatory discharge, defamation, personal or business injury claims growing out of any legal restrictions on Stage’s right to terminate its employees that Ms. Swartz now has, or holds or claims to have owned or held or which Ms. Swartz would at any time heretofore have had, owned or held against Stage or any Stage related entity arising before or as of the Effective Date.  This specifically includes, without limitation, the federal Age Discrimination and Employment Act of 1967 (“ADEA”), as amended, and all comparable state or local laws prohibiting discrimination in employment based on age. Ms. Swartz hereby expressly waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Ms. Swartz to exist.

To comply with the Older Worker’s Benefit Protection Act of 1990 (the “Act”), Stage has advised Ms. Swartz of the legal requirements of the Act and fully incorporates the legal requirements of the Act by reference into this Agreement as follows:

a.	This Agreement is written in layman’s terms, and Ms. Swartz represents that she understands and comprehends its terms;

b.	Ms. Swartz has been advised of her rights to consult an attorney to review this Agreement and have the benefit of an attorney through the settlement process;

c.	Ms Swartz does not waive any rights or claims that may arise after the date this Agreement is executed;

d.	Ms. Swartz affirms that she is receiving consideration beyond anything of value to which he is already entitled; and

e.	Ms. Swartz has been given a reasonable period of time to consider this Agreement.

19.           Consideration Period, Limited Revocation And Effective Date.  The Parties agree that Ms. Swartz was provided at least twenty-one (21) calendar days during which to consider whether to sign this Agreement.  The signed Agreement must be delivered to Stage Stores, Inc., 10201 Main Street, Houston, Texas  77025, Attention: Chief Executive Officer, no later than 5:00 p.m. C.S.T., on January 6, 2012.  In any event, Ms. Swartz will have seven (7) calendar days from the date she signs and delivers a copy of this Agreement to Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, Attention: Chief Executive Officer, during which Ms. Swartz may revoke this Agreement by delivering a signed and dated notice of revocation to Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, Attention: Chief Executive Officer.  This Agreement becomes effective and enforceable when the seven (7) day revocation period has expired if Ms. Swartz has not delivered a written revocation to Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, Attention: Chief Executive Officer, before that date (the “Effective Date”).

20.           Payment Of Other Compensation.  Ms. Swartz acknowledges that except as set forth in Section 9, all compensation normally due her at the time of her termination will be paid by Stage within fourteen (14) calendar days from the Separation Date.  Except as set forth in Section 9, any other benefits to which Ms. Swartz may be entitled shall be distributed in accordance with the terms of the individual plan documents.

21.           Long-Term Incentive Awards.  The Parties acknowledge and agree that pursuant to the terms and conditions of various award agreements (a) Ms. Swartz is not entitled to any other long-term incentive awards which were not previously vested on her Separation Date, and (b) Ms. Swartz will have sixty (60) calendar days after the Separation Date (which date is the close of business on Friday, March 2, 2012) during which she can exercise previously vested Stock Option and SARs award shares, and any unexercised Stock Option and SARs awards will expire and be forfeited to Stage on that date.

22.           Section 16(b) Compliance. Ms. Swartz acknowledges (a) that as an officer of Stage she has received a copy of Stage’s 2011 Insider Trading and Reporting Policy (For Directors, Executive Officers and Principal Shareholders) (the “Policy”) and that she is a Section 16(a) Reporting Person as identified on Exhibit A to the Policy, (b) that pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”), directors, officers and principal shareholders must disgorge profits received in the event they purchase and sell, or sell and purchase, Stage’s common stock or other equity securities within a six month period (any transaction executed within six months of an opposite transaction) (“short-swing profits”), (c) that the exercise of a stock option and the sale of the stock acquired does not trigger liability for short-swing profits; however, the sale of the stock acquired from the exercise of a stock option by a former officer or director of Stage will be matched against all purchases of Stage stock within six months prior to the date of sale of the stock acquired from exercise of the stock option and is therefore reportable under Section 16(a) on Form 4; and Section 16(b) remains applicable to former officers and directors for a period of six months after they cease to be in those positions, (d) it is becoming common practice for shareholders of public companies and their counsel to monitor transactions reported to the SEC by directors, officers and principal shareholders of those public companies in an effort to cause the disgorgement of profits made by those persons, (e) in addition to the disgorgement of profits, those shareholders also seek the reimbursement of their attorneys fees related to their investigation of Section 16(b) violations even if a lawsuit is not filed to recover the profits, and (f) directors and officers may also be subject to SEC or court imposed civil penalties of up to $100,000.  Therefore, Ms. Swartz acknowledges and agrees as follows:

•
Transactions by her after the Separation Date that occur within six months of an opposite transaction that occurred before the Separation Date must be reported by her on a Form 4, the preparation and electronic filing with the SEC of which she agrees to be solely responsible,

•	Transactions by her after the Separation Date that do not occur within six months of an opposite transaction that occurred before the Separation Date do not have to be reported on a Form 4,

•	She need not file a Form 4 solely to indicate her resignation, and

•	She will indemnify Stage against, and immediately reimburse Stage for, any losses, including attorney’s fees, Stage may incur as a result of any violation by her of Section 16(b).

•	This agreement does not effect any rights Ms. Swartz may have as an Executive or former Executive under the Stage Stores Directors and Officers Insurance Policy coverage.

23.           Terms of This Agreement are Severable.  If any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or applications; and to this end the provisions of this Agreement are declared to be severable.

24.           Entire Agreement.  The Parties agree that this Agreement contains the entire agreement between them with respect to Ms. Swartz voluntary termination of employment and supersedes all prior and/or contemporaneous written or oral agreements between them (other as described in Section 21 or specifically elsewhere herein).  The Parties also agree and acknowledge that no other promises or agreements have been offered before this Agreement and that no other promise or agreement between the Parties will be binding unless it is in writing and signed by the Parties.  The parties further agree that upon the expiration of seven (7) days following Ms. Swartz’s execution of this agreement, all provisions of the Employment Agreement shall be superseded by this agreement.

25.           MS. SWARTZ ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS AGREEMENT, KNOWS AND UNDERSTANDS ITS CONTENT AND MEANING, AND HAS NOT BEEN COERCED OR THREATENED INTO SIGNING IT. MS. SWARTZ REPRESENTS THAT SHE UNDERSTANDS THAT SHE HAS 21 DAYS (OR MORE) TO CONSIDER THIS AGREEMENT AND THAT SHE MAY REVOKE THIS AGREEMENT WITHIN 7 DAYS AFTER SHE SIGNS IT.  MS. SWARTZ FURTHER REPRESENTS THAT SHE FULLY UNDERSTANDS HOW TO EXERCISE THAT RIGHT OF REVOCATION SHOULD SHE CHOSE TO DO SO. MS. SWARTZ IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY OF MS. SWARTZ’S CHOOSING REGARDING THE EFFECT OF THIS AGREEMENT PRIOR TO SIGNING IT.

The Parties enter into this Agreement voluntarily and with full knowledge of its contents.

READ THIS AGREEMENT CAREFULLY BEFORE SIGNING.

Signed this 14 day of January, 2012.	/s/ Joanne Swartz
Joanne Swartz
Signed this 16 day of January, 2012.
Stage Stores, Inc.
By: /s/ Andrew T. Hall
Name: Andrew T. Hall
Title: President & CEO

ACKNOWLEDGMENTS

STATE OF TEXAS	)
	)	ss:
COUNTY OF HARRIS	)

On this 10 day of January, 2012, before me, a Notary Public, personally appeared Joanne Swartz, to me known to be the person who executed the foregoing Separation Agreement, and acknowledged that she executed it as her free and voluntary act and deed.

Given under my hand and seal the day and year last above written.

/s/ Sue E. Howton
Notary Public

My Commission Expires:  3/5/15

STATE OF TEXAS	)
	)	ss:
COUNTY OF HARRIS	)

On this _____ day of _______________, 2012, before me, a Notary Public, personally appeared Andrew T. Hall, to me known to be the identical person who executed the foregoing Separation Agreement as the authorized representative of Stage Stores, Inc. and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

Given under my hand and seal the day and year last above written.

Notary Public

My Commission Expires:  ____________________